UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: January 27 2004
Date of Earliest Event Reported: Not Applicable

COUNTRYWIDE FINANCIAL CORPORATION
(Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	1-8422 (Commission file number)	13-2641992 (IRS Employer Identification No.)

4500 PARK GRANADA, CALABASAS CA (Address of principal executive offices)	91302 (Zip Code)

Registrant's telephone number, including area code: (818) 225-3000

ITEM 12.      RESULTS OF OPERATION AND FINANCIAL CONDITION

     On April 21, 2004, Countrywide Financial Corporation issued a press release announcing information regarding its operations and financial condition for the quarter period ended March 31, 2004.

      A copy of the press release is attached as an Exhibit. (Exhibit 99.9)

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

Dated: April 21, 2004	COUNTRYWIDE FINANCIAL CORPORATION

By: /S/ STANFORD L. KURLAND Stanford L. Kurland President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

99.9	Press Release issued by Countrywide Financial Corporation pertaining to its results of operations and financial condition for the quarter period ended March 31, 2004.

Exhibit 99.9

NEWS	COUNTRYWIDE FINANCIAL

For Immediate Release	Investor Contact:	David Bigelow Lisa Riordan (818) 225-3550

Media Contact:	(800) 796-8448

COUNTRYWIDE REPORTS 82 PERCENT INCREASE IN FIRST QUARTER DILUTED EPS

2004 EPS GUIDANCE RAISED TO $7.00 TO $8.25 ($10.50 TO $12.38 ON PRE-SPLIT BASIS) - Prior EPS Guidance Was $6.00 to $8.00 -

CALABASAS, CA (April 21, 2004) – Countrywide Financial Corporation (NYSE: CFC), a diversified financial services provider, today announced results for the first quarter ended March 31, 2004. These results reflect the 3-for-2 stock split that was completed on April 13, 2004. First quarter highlights include the following:

  Consolidated net earnings reached $691 million, advancing 112 percent over net earnings of $326 million in the first quarter of last year.
  Earnings per diluted share increased 82 percent over the same quarter last year to $2.22 ($3.33 before adjustment to reflect April’s 3-for-2 stock split). First quarter diluted earnings per share represent a 21 percent increase over the fourth quarter of 2003.
  Pre-tax earnings from Diversified Businesses were $322 million, a gain of 89 percent over last year’s first quarter, fueled primarily by the growth in the Capital Markets and Banking segments.
  Return on average equity was 33 percent, up from 24 percent for the first quarter of 2003.
  Total loan production volume was $76 billion for the quarter, essentially flat on a sequential quarter-to-quarter comparison but lower than volume of $102 billion for the first quarter of 2003, when industry-wide refinance activity was significantly higher.
  Purchase fundings for the quarter grew to $32 billion, up 32 percent from the first quarter of 2003, reflecting the Company’s strategic focus on increasing purchase market share.
  The servicing portfolio rose to a record $683 billion, up $38 billion from the beginning of the year.

“Outstanding operational and financial results characterized the first quarter of 2004,” said Angelo R. Mozilo, Chairman and Chief Executive Officer. “This performance, in light of rapidly shifting environmental conditions, illustrates the strength and flexibility of our business model and risk management strategies, as the Company delivered impressive results. Earnings from both our Mortgage Banking segment and our Diversified Businesses increased sequentially and year-over-year.

“In the Mortgage Banking segment, principal success factors included continued high funding volume, effective servicing hedge management and managed inventory sales,” Mozilo continued. “On the Servicing side, strong portfolio growth continued to support the core strategy of counterbalancing the performance of our production and servicing operations. During the quarter we achieved net portfolio growth of $38 billion, while growth over the last 12 months has been a remarkable $181 billion. With the 10-year U.S. Treasury yield showing a net decrease of more than 40 basis points between the beginning and the end of the first quarter, Countrywide recorded $996 million in MSR impairment expense, the impact of which was largely offset by MSR hedge gains (net of hedge cost) of $673 million, resulting in net impairment of $323 million. Net MSR impairment was more than offset by increased production profitability.

“Key success factors on the Production side included a continued focus on growing our purchase volume and increased emphasis on products whose volume remains strong in rising rate environments – adjustable rate mortgages, home equity lines of credit and subprime loans. In addition, first quarter inventory sales exceeded the volume of loans originated in the Mortgage Banking segment by $4.4 billion, a differential similar to the fourth quarter of 2003. Margins were also bolstered by a shift in the mix of inventory sold compared to last quarter, as the Company’s loan sales included more high-margin products, such as sub-prime and home equity loans. The pre-tax production sector margin for the quarter was a record 140 basis points.

“The additional high-margin inventory had been accumulated during recent periods of heavy origination volume. By selling a portion of this inventory during the first quarter, Countrywide accomplished three objectives. First, the sale enabled the Company to capitalize upon favorable market conditions for selling these products. Second, the sale helped offset net MSR impairment expense resulting from declining interest rates during the quarter. Third, the Company created greater capacity to help manage the anticipated increase in funding volume next quarter stemming from the larger pipeline.

“Earnings from Diversified Businesses continued to show stellar growth, advancing 31 percent sequentially and 89 percent on a year-over-year basis during the first quarter of 2004. Most noteworthy was the outstanding performance by our Capital Markets and Banking segments whose earnings grew by $57 million and $62 million, respectively, over the first quarter of last year.

“The growth in the Capital Markets segment was especially impressive given the decline in industry mortgage origination volume compared to the first quarter last year. The increase in profitability in Capital Markets is largely attributable to increased activity in our conduit and underwriting operations. Securities trading volume increased by 8 percent, aided by the recent launch of Agency CMO and U.S. Treasury businesses within Countrywide Securities Corporation (CSC), our broker-dealer. During the quarter, CSC announced its entrance into the Commercial Mortgage Backed Securities (CMBS) market as well. Earlier this month, we hired a team of experienced executives, whose credentials include previously building a CMBS platform for another major investment bank. Entry into this market supports our Capital Markets strategy of product diversification.

“In Banking, we continue to grow our balance sheet with help from the tremendous mortgage asset generating capability of Countrywide Home Loans. Bank assets are now at $24 billion, and our goal is to reach approximately $35 billion by the end of the year and $120 billion by 2008. During the quarter, we added seven new financial centers, bringing our current total to 38. These financial centers have been efficient in gathering retail deposits with mature sites that have two or more years of seasoning averaging over $100 million in deposits. Pre-tax earnings for the Banking segment -- which includes both Countrywide Bank and Countrywide Warehouse Lending, Inc. -- were up an impressive 144 percent over last year, driven primarily by Countrywide Bank, whose earnings increased 232 percent. Countrywide Bank’s de novo status expires in May 2004. This, in conjunction with ongoing strong performance of the Bank, will ultimately allow the Bank to transition to traditional regulatory capital requirements for mature institutions.

“The Insurance group continues to make inroads toward improved productivity and profitability. The Life & Casualty business showed strong year-over-year performance, with net earned premiums increasing by 10 percent from the first quarter of 2003. Our mortgage reinsurance business continues to grow, while we continue to take a conservative view toward managing the associated risk. Our Global operations made considerable operational progress over the past year, with pre-tax earnings up 102 percent from the same quarter a year ago.

“This month’s 3-for-2 stock split combined with last December’s split creates an effective two-for-one split over the last five months and is reflective of the strong performance of the stock,” Mozilo concluded. “Looking ahead, we continue to view 2004 as an outstanding year for Countrywide. Management is raising its 2004 earnings guidance to $7.00 to $8.25 per diluted share, from the previous guidance of $6 to $8 per diluted share (or, on a pre-split basis, $10.50 to $12.38 vs. previous guidance of $9 to $12 per diluted share).”

Key assumptions underlying the revised 2004 forecast include the following:

  Average ten-year Treasury rates of 4.0 to 6.0 percent for the remainder of the year.
  Origination market of $2.1 to $2.5 trillion.
  Countrywide average origination market share of 13.5 to 14.5 percent, implying Company origination volume of $280 to $360 billion, with pre-tax production margin of 75 to 100 basis points.
  Average servicing portfolio of $700 to $730 billion, with 0 to 13 basis points in pre-tax margins after MSR net impairment or recovery. Normal purchase market servicing margins would be expected to range from 12 to 15 basis points.
  Pre-tax earnings from Mortgage Banking of $2.6 to $3.2 billion.
  Pre-tax earnings from Diversified Business of $900 million to $1.1 billion.

The earnings estimates and assumptions and other projections provided in this press release should be considered forward-looking statements and readers are directed to the information contained in the disclaimer provided herein.

Countrywide’s Board of Directors declared a cash dividend of $0.15 per common share ($0.225 before April’s 3-for-2 stock split), payable June 1, 2004 to stockholders of record on May 13, 2004.

MORTGAGE BANKING

Countrywide’s Mortgage Banking segment, which includes Production, Servicing, and Loan Closing Services, contributed 71 percent of consolidated pre-tax earnings for the first quarter. On a comparative basis, Mortgage Banking earnings for the first quarter grew 126 percent over the first quarter of 2003.

The Production sector is comprised of four distribution channels: consumer-direct lending through Countrywide Home Loans’ 480-branch retail system, telemarketing operations and the Internet; wholesale lending through a network of over 31,000 mortgage brokers; correspondent lending which buys loans from other financial institutions such as banks, savings and loans, credit unions and insurance companies; and Full Spectrum Lending, Inc., a consumer-direct subprime lender with 106 branches.

Production

The Production sector generated $942 million in pre-tax earnings for the first quarter, which is up 7 percent from the first quarter of last year and up 62 percent from the fourth quarter of 2003. The Production sector benefited during the quarter from the sale of $2.8 billion in home equity and $9.6 billion in subprime loans (compared to production during the quarter of $3.7 billion and $6.0 billion, respectively). Higher levels of sales were transacted in order to take advantage of favorable market conditions, to offset net MSR impairment and to manage capacity for the second quarter’s anticipated funding volume.

Servicing

The Servicing sector reflects the performance of the MSRs associated with Countrywide’s owned-servicing portfolio and other retained interests. Since the MSRs perform optimally in higher interest rate environments, earnings from these assets act as a natural counter-balance against Production earnings, which typically perform best in lower rate environments. In declining rate environments, Production operations provide substantial incremental earnings to offset the effect of faster amortization and impairment of MSRs. Countrywide also manages a financial hedge within the Servicing sector to further mitigate this impairment.

For the first quarter, the Servicing sector experienced a pre-tax loss of $158 million, which compares favorably to a pre-tax loss of $554 million for the first quarter of 2003. During the current quarter, impairment net of the servicing hedge was $323 million versus net impairment of $656 million during the year ago quarter. Impairment was a result of declining interest rates during the quarter. The weighted average coupon on the Company’s portfolio of loans serviced for others stands at 6.0 percent as of March 31, 2004, down from 6.6 percent one year earlier.

Loan Closing Services

Loan Closing Services are comprised of Countrywide’s LandSafe companies, which primarily provide credit reports, appraisals and flood determinations. LandSafe companies’ pre-tax earnings were $19 million in the first quarter, which compares to $26 million earned during the first quarter last year. The decline in pre-tax earnings was related to the decline in year-over-year production volume.

DIVERSIFIED BUSINESSES

Diversified Businesses include the operations of Capital Markets, Banking, Insurance and Global, and accounted for 29 percent of consolidated pre-tax earnings for the first quarter of 2004. Diversified earnings in aggregate grew 89 percent for the first quarter from the year ago comparable period.

Capital Markets

The Capital Markets segment includes a securities broker-dealer, a broker of mortgage servicing rights, and a distressed-asset manager. Earnings performance within this segment is primarily driven by the broker-dealer, Countrywide Securities Corporation (CSC), whose earnings represented 78 percent of Capital Markets’ total pre-tax earnings for the first quarter of 2004. Pre-tax earnings for the total Capital Markets segment in the first quarter were $153 million, 59 percent greater than the $96 million earned in last year’s comparable quarter. This performance was fueled by increased contributions from our conduit and underwriting activities, largely related to the sale of Countrywide asset-backed securities. Securities trading volume increased 8 percent, aided by the launch of two new product lines, U.S. Treasury Securities and Agency CMOs, over the last several months.

Banking

The Banking segment includes the activities of Countrywide Bank and Countrywide Warehouse Lending, a provider of financing to smaller mortgage bankers. The Bank is able to leverage Countrywide’s resources such as its superior asset-generating capabilities, servicing-related escrow balances, branch locations within the retail mortgage origination network (in which the Bank places its financial centers), and intellectual capabilities such as risk management. Countrywide Bank has also in-sourced certain bank-related services, such as custodial services, that were previously performed for Countrywide by third party banks. In addition, the Bank holds loans in portfolio, providing the consolidated company with a growing stream of spread income. At March 31, 2004, total assets at Countrywide Bank reached $23.7 billion, as compared to $8.9 billion at March 31, 2003, and were comprised of approximately 18 percent cash and investments, 80 percent mortgage and home equity loans, and 2 percent other assets. The Bank contributed 89 percent of the Banking segment’s total pre-tax earnings for the first quarter of 2004. Countrywide Warehouse Lending had average loans outstanding of $2.8 billion during the quarter, a decrease of 25 percent from the first quarter of 2003 which was expected given the reduction in industry loan volume. Overall, quarterly pre-tax earnings for the Banking segment were $106 million, increasing 144 percent from last year’s $43 million.

Insurance

Countrywide’s Insurance segment includes Balboa Life and Casualty Group, whose companies are national providers of property, life and liability insurance; and Balboa Reinsurance Company, a captive mortgage reinsurance company. For the first quarter, net premiums earned were $158 million at Balboa Life & Casualty and $37 million at Balboa Reinsurance. This compares to $143 million and $28 million, respectively, for the first quarter of 2003. Pre-tax earnings for the Insurance segment were $52 million for the first quarter, up 110 percent from the $25 million earned for the same period a year ago.

Global

The principal component of the Global segment is Global Home Loans, the Company’s U.K. joint venture, organized to process originations and service loans on behalf of third parties. Today, Global Home Loans services over one million loans with outstanding balances of approximately $111 billion. Other companies included in the Global operations segment engage in technology services and property valuation. Pre-tax earnings for the first quarter were $12 million, which compares to $6 million for the first quarter of 2003.

Conference Call

Countrywide will host a live conference call to discuss quarterly results today at 11:00 am EDT. The dial-in number for the call is (888) 428-4471 (U.S.) or (612) 338-9017 (International). The management discussion will be available for replay through midnight EDT on Wednesday, May 5, 2004. The replay dial-in numbers and access code are (800) 475-6701 (U.S.) / (320) 365-3844 (International) and 727024, respectively.

An accompanying slide presentation will be available on Countrywide’s website (www.countrywide.com), by clicking on “Investor Relations” on the website main page and clicking on the supporting slideshow text link for the First Quarter 2004 earnings teleconference. Management strongly recommends that participants have access to this presentation while listening to the management discussion.

For more information about the Company, visit Countrywide’s website at www.countrywide.com.

Founded in 1969, Countrywide Financial Corporation is a member of the S&P 500, Forbes 500 and Fortune 500. Through its family of companies, Countrywide provides mortgage banking and diversified financial services. Mortgage banking businesses include loan production and servicing principally through Countrywide Home Loans, Inc., which originates, purchases, securitizes, sells, and services primarily prime-quality loans. Also included in Countrywide’s mortgage banking segment is the LandSafe group of companies which provide loan closing services. Diversified financial services encompass capital markets, banking, insurance, and global, largely through the activities of Countrywide Capital Markets, a mortgage-related investment banker; Countrywide Bank, a division of Treasury Bank, N.A., a bank offering customers depository and home loan products; Balboa Life and Casualty Group, whose companies are national providers of property, liability, and life insurance; Balboa Reinsurance, a captive mortgage reinsurance company; and Global Home Loans, a U.K. mortgage banking joint venture in which Countrywide holds a majority interest.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments; general economic conditions in the United States and abroad; loss of investment grade rating that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; interest rate paths; the legal, regulatory and legislative environments in the markets in which the Company operates; and other risks detailed in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

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COUNTRYWIDE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)

                                                                          Three Months Ended March 31,
(Amounts in thousands, except per-share data)                                 2004              2003         % Change
------------------------------------------------------------------------ -------------- -- -------------- --------------
Revenues
       Gain on sale of loans and securities                               $ 1,358,667       $ 1,352,570            - %

       Interest income                                                      1,049,750           642,122            63%
       Interest expense                                                     (529,928)         (414,129)            28%
       ------------------------------------------------------------------------------ --  ------------ -- --------------
            Net interest income                                               519,822           227,993           128%
       ---------------------------------------------------------------- -------------- -- -------------- --------------

       Loan servicing fees and other income from retained interests           756,781           603,259            25%
       Amortization of mortgage servicing rights                            (413,682)         (362,500)          (14%)
       Impairment of retained interests                                     (995,645)         (662,413)          (50%)
       Servicing hedge gains                                                  672,796             6,361            N/M
       ------------------------------------------------------------------------------ -------------- -- --------------
            Net loan servicing fees and other income from retained             20,250         (415,293)            N/M
       interests
       ---------------------------------------------------------------- -------------- -- -------------- --------------

       Net insurance premiums earned                                          195,383           171,136            14%
       Commissions and other income                                           120,781           114,218             6%
       ------------------------------------------------------------------------------ -------------- -- --------------
                 Total revenues                                             2,214,903         1,450,624            53%
       ---------------------------------------------------------------- -------------- -- -------------- --------------

Expenses
      Compensation expenses                                                  678,943           578,367            17%
      Occupancy and other office expenses                                    167,871           127,542            32%
      Insurance claim expenses                                                84,675            88,098           (4%)
      Other operating expenses                                               159,454           132,049            21%
      ------------------------------------------------------------------------------ -------------- -- --------------
                Total expenses                                             1,090,943           926,056            18%
      ---------------------------------------------------------------- -------------- -- -------------- --------------

Earnings before income taxes                                              1,123,960           524,568           114%
     Provision for income taxes                                             432,988           198,277           118%
     ---------------------------------------------------------------- -------------- -- -------------- --------------

NET EARNINGS                                                              $ 690,972         $ 326,291           112%
     ================================================================ ============== == ============== ==============

Earnings per share
    Basic                                                                    $2.49             $1.28            95%
    Diluted                                                                  $2.22             $1.22            82%

Weighted average shares outstanding
   Basic                                                                  277,984           255,503             9%
   Diluted                                                                311,364           267,023            17%

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COUNTRYWIDE FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS (unaudited)

                                                                                     March 31,           December 31,
(Dollar amounts in thousands, except share data)                                       2004                  2003
-------------------------------------------------------------------------------- ------------------ -- -----------------

Assets
Cash                                                                             $1,202,391           $   633,467

Mortgage loans and mortgage-backed securities held for sale                      19,352,092            24,103,625

Trading securities owned, at market value                                        11,491,721             6,806,368

Trading securities pledged as collateral, at market value                         1,301,510             4,118,012

Securities purchased under agreements to resell                                  12,756,767            10,348,102

Loans held for investment, net                                                   29,940,700            26,368,055

Investments in other financial instruments                                       11,267,090            12,952,095

Mortgage servicing rights, net                                                    6,406,491             6,863,625

Property, equipment and leasehold improvements, net                                 849,877               755,276

Other assets                                                                      5,711,174             5,001,168
                                                                             ------------------ -- -----------------
             Total assets                                                      $100,279,813           $97,949,793
                                                                             ================== == =================

Liabilities and Shareholders' Equity
Notes payable                                                                    40,698,600            39,920,581

Securities sold under agreements to repurchase                                   28,158,527            32,013,412

Deposit liabilities                                                              12,225,440            9,327,671

Accounts payable and accrued liabilities                                          7,820,032             6,248,624

Income taxes payable                                                              2,591,208             2,354,789
                                                                             ------------------ -- -----------------
            Total liabilities                                                    91,493,807            89,865,077

Commitments and contingencies                                                             -                    -

Shareholders' equity
  Preferred stock - authorized, 1,500,000 shares of $0.05 par value;
    none issued and outstanding                                                           -                    -
  Common stock - authorized, 500,000,000 shares of $0.05 par value;
       issued and outstanding, 278,833,972 and 276,735,890
       shares at March 31, 2004 and  December 31, 2003, respectively                 13,942                13,837

  Additional paid-in capital                                                      2,369,013             2,302,919

  Accumulated other comprehensive income                                            149,439               164,526

  Retained earnings                                                               6,253,612             5,603,434
                                                                             ------------------ -- -----------------

             Total shareholders' equity                                           8,786,006             8,084,716
                                                                             ------------------ -- -----------------
             Total liabilities and shareholders' equity                        $100,279,813           $97,949,793
                                                                             ================== == =================

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COUNTRYWIDE FINANCIAL CORPORATION

INVESTMENT IN FINANCIAL INSTRUMENTS, LOANS HELD FOR INVESTMENT AND OTHER ASSETS (unaudited)

(Dollar amounts in thousands)
                                                                            March 31,         December 31,
                                                                              2004                2003            % Change
----- ------------------------------------------------------------------- -------------- -- ----------------- -- ------------

Investments in other financial instruments:

  Home equity AAA asset-backed securities                                    $3,814,056           $4,622,810           (17%)

  Interest-only securities held for trading                                     179,789              105,481             70%

  Servicing hedge instruments:
    Derivative instruments                                                    1,173,605              642,019             83%

      U.S. Treasuries                                                           -                  1,148,922          (100%)
                                                                          -------------- -- ----------------- -- ------------
          Total servicing hedge instruments                                   1,173,605            1,790,941           (34%)

  Debt hedge instruments:

      Interest rate and foreign currency swaps                                 $157,194             $165,891            (5%)

  Other interests retained in securitization:
    Subprime residual securities (including $488,013 pending
re-securitization and sale)                                                     867,699              370,912            134%
    Prime home equity residual securities                                       300,832              320,663            (6%)
    Subprime AAA interest-only securities                                       248,421              310,020           (20%)
    Prime home equity line of credit transferor's interest                      205,367              236,109           (13%)
    Nonconforming interest-only and principal-only securities                   129,061              130,300            (1%)
    Prepayment bonds                                                             80,772               84,850            (5%)
    Prime home equity interest-only securities                                   28,183               33,309           (15%)
    Other                                                                        22,800               56,592           (60%)
                                                                          -------------- -- ----------------- -- ------------
          Total other interests retained in securitization                    1,883,135            1,542,755             22%

  Insurance and banking segments' investment portfolios:
    Mortgage-backed securities                                                3,753,901            4,440,676           (15%)
    U.S. Treasury securities and obligations of U.S.
Government-sponsored enterprises                                                305,344              283,453              8%
    Other                                                                            66                   88           (25%)
                                                                          -------------- -- ----------------- -- ------------
          Total insurance and banking segment investments                     4,059,311            4,724,217           (14%)
                                                                          -------------- -- ----------------- -- ------------

                 Total investments in financial instruments                 $11,267,090          $12,952,095           (13%)
                                                                          ============== == ================= == ============

Loans held for investment:
    Mortgage loans                                                          $25,514,462          $21,999,881             16%
    Warehouse lending advances secured by mortgage loans                      2,745,892            1,886,169             46%
    Defaulted FHA-insured and VA-guaranteed loans repurchased from
securities                                                                    1,773,400            2,560,454           (31%)
                                                                          -------------- -- ----------------- -- ------------
                                                                             30,033,754           26,446,504             14%
      Allowance for loan losses                                                (93,054)             (78,449)             19%
                                                                          -------------- -- ----------------- -- ------------
                 Total loans held for investment                            $29,940,700          $26,368,055             14%
                                                                          ============== == ================= == ============

Other assets:
  Receivables from custodial accounts                                          $970,846             $595,671             63%
  Reimbursable servicing advances                                               842,963            1,031,835           (18%)
  Securities broker-dealer receivables                                          741,181              742,139             - %
  Investments in Federal Reserve Bank and Federal Home Loan Bank stock          480,110              394,110             22%

  Securities borrowed                                                           461,783                    -             N/M
  Capitalized software, net                                                     251,573              235,713              7%
  Interest receivables                                                          234,009              242,669            (4%)

  Federal funds sold                                                            225,000              100,000            125%
  Prepaid expenses                                                              204,328              204,570             - %

  Restricted cash                                                               177,977              281,477           (37%)

  Fair value of unsettled MBS forwards                                          156,232              173,382           (10%)
  Derivative margin accounts                                                    135,595              285,583           (53%)
  Cash surrender value of assets held in trust for deferred
compensation plan                                                               116,025              115,491             - %
  Receivables from sale of securities                                            76,024              105,325           (28%)
  Other                                                                         637,528              493,203             29%
                                                                          -------------- -- ----------------- -- ------------
                 Total other assets                                          $5,711,174           $5,001,168             14%
                                                                          ============== == ================= == ============

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Countrywide Financial Corporation

SELECTED OPERATING DATA (unaudited)

                                                                             Three Months Ended March 31,
      (Dollar amounts in millions)                                            2004                   2003                 % Change
-----                                                                 ---------------------- --------------------- --- ---------------

Volume of loans produced                                                      $76,204              $102,403               (26%)

Number of loans produced                                                      499,001               682,165               (27%)

Loan closing services:  credit reports, flood determinations, appraisals,
     automated property valuation services, title reports,
default title orders,
     other title and escrow services and home inspections                   3,819,779             3,118,409                 22%

Capital markets securities trading volume (1)                                $690,438              $640,037                  8%

Insurance
Net premiums earned
      Carrier                                                                    $158                  $143                 10%
      Reinsurance                                                                 $37                   $28                 32%

                                                                         March 31, 2004         March 31, 2003            % Change
----- ---------------------------------------------------------       ---------------------- --------------------- --- ---------------
Pipeline of loans-in-process                                                  $57,422               $59,005                (3%)
Loan servicing portfolio (2)                                                 $682,848              $502,079                 36%
Number of loans serviced (2)                                                5,313,058             4,265,322                 25%

Assets held by Treasury Bank (in billions)                                      $23.7                  $8.9                166%

(1)      Includes trades with mortgage banking division
(2)      Includes warehoused loans and loans serviced under subservicing agreements.

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Countrywide Financial Corporation

QUARTERLY SEGMENT ANALYSIS (unaudited)

                                                                                             Three Months Ended March 31, 2004
                                 ----------------------------------------------------------------------------------------------------------------------------------------------------------

                                               Mortgage Banking                                                    Diversified Businesses
                                 ---------------------------------------------     ---------------------------------------------------------------------------------------
(Dollar amounts in thousands)    Production   Servicing   Closing    Total           Capital        Banking       Insurance         Global         Other         Total        Grand Total
                                                          Services                   Markets
                                 ----------- ------------ -------- -----------     ------------    ----------    -------------    -----------    ----------    -----------   --------------

Gain on sale of loans and
securities                       $1,198,191     $ 81,950        -  $1,280,141        $  73,166        $    -           $    -         $    -       $ 5,360        $78,526      $ 1,358,667

Net interest income                 350,534    (110,807)      224     239,951          142,484       126,474           10,783            480         (350)        279,871          519,822

Net loan servicing fees(1)                -      (3,893)        -     (3,893)              720             -                -         26,690       (3,267)         24,143           20,250

Net insurance premiums earned             -            -        -           -                -             -          195,383              -             -        195,383          195,383

Commissions, fees & other (2)        13,418       15,441   49,156      78,015            7,026        22,864           16,299         30,642      (34,065)         42,766          120,781
                                 ----------- ------------ -------- -----------     ------------    ----------    -------------    -----------    ----------    -----------   --------------
   Total revenues
                                  1,562,143     (17,309)   49,380   1,594,214          223,396       149,338          222,465         57,812      (32,322)        620,689        2,214,903

Expenses                            620,256      140,910   30,848     792,014           70,245        43,730          170,470         46,081      (31,597)        298,929        1,090,943
                                 ----------- ------------ -------- -----------     ------------    ----------    -------------    -----------    ----------    -----------   --------------

   Earnings before income                                           $                               $                                                           $
taxes                              $941,887   $(158,219)  $18,532     802,200        $ 153,151       105,608         $ 51,995       $ 11,731      $  (725)        321,760      $ 1,123,960
                                 =========== ============ ======== ===========     ============    ==========    =============    ===========    ==========    ===========   ==============

                                                                                             Three Months Ended March 31, 2003
                                 ----------------------------------------------------------------------------------------------------------------------------------------------------------

                                               Mortgage Banking                                                    Diversified Businesses
                                 ---------------------------------------------     ---------------------------------------------------------------------------------------
(Dollar amounts in thousands)    Production   Servicing   Closing    Total           Capital        Banking       Insurance         Global         Other         Total        Grand Total
                                                          Services                   Markets
                                 ----------- ------------ -------- -----------     ------------    ----------    -------------    -----------    ----------    -----------   --------------

Gain on sale of loans and
securities                       $1,231,086     $ 66,247    $   -  $1,297,333        $  48,133        $    -           $    -         $    -       $ 7,104        $55,237      $ 1,352,570

Net interest income                 133,272     (75,503)    (309)      57,460          111,847        50,337            8,481             67         (199)        170,533          227,993

Net loan servicing fees(1)                -    (436,521)        -   (436,521)              148             -                -         21,916         (836)         21,228        (415,293)

Net insurance premiums earned             -            -        -           -                -             -          171,136              -             -        171,136          171,136

Commissions, fees & other (2)        14,532       19,105   51,959      85,596            2,501        20,044           14,181         24,062      (32,166)         28,622          114,218
                                 ----------- ------------ -------- -----------     ------------    ----------    -------------    -----------    ----------    -----------   --------------
   Total revenues
                                  1,378,890    (426,672)   51,650   1,003,868          162,629        70,381          193,798         46,045      (26,097)        446,756        1,450,624

Expenses                            496,590      127,360   25,667     649,617           66,517        27,048          169,040         40,249      (26,415)        276,439          926,056
                                 ----------- ------------ -------- -----------     ------------    ----------    -------------    -----------    ----------    -----------   --------------

   Earnings before income                                           $                               $                                                           $
taxes                              $882,300   $(554,032)  $25,983     354,251        $  96,112        43,333         $ 24,758       $  5,796        $  318        170,317       $  524,568
                                 =========== ============ ======== ===========     ============    ==========    =============    ===========    ==========    ===========   ==============

(1)      Consists primarily of fees earned for servicing mortgage loans, related ancillary fees and income on other retained interests, net of amortization and impairment/recovery of MSRs and net servicing hedge.
(2)      Consists primarily of revenues from ancillary products and services, including credit reports flood determination, appraisals, automated property valuation services, title reports, default title orders, other title and escrow services, home inspection services, and insurance agency commissions.